Exhibit 10

STOCK APPRECIATION RIGHT AGREEMENT

(FOR NON-EMPLOYEE DIRECTORS)

MARRIOTT INTERNATIONAL, INC.

2002 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

This Agreement (“Agreement”) is executed in duplicate as of <Grant Date>, (the “Grant Date”) between Marriott International, Inc. (“Company”), and <Fname> <Lname> (“Director”).

In accordance with Article 10 of the Company’s 2002 Comprehensive Stock and Cash Incentive Plan (“Plan”), as amended, relating to Other Share-Based Awards, the Company has authorized this stock appreciation right Agreement.

Now, THEREFORE, it is agreed as follows:

1. Prospectus. The Director has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan dated <Date>, which contains, among other things, a detailed description of the share-based award provisions of the Plan.

2. Interpretation. The provisions of the Plan are incorporated herein by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. A copy of the Plan is available from the Compensation Department of the Company upon request. All decisions and interpretations made by the Compensation Policy Committee of the Company’s Board of Directors (the “Committee”) or its delegate with regard to any question arising hereunder or under the Plan shall be binding and conclusive.

3. Grant of SARs. The Company hereby grants to the Director as of the Grant Date this stock appreciation right (the “SAR”) on <Grant> shares of the Company’s Common Stock (the “SAR Shares”), subject to the terms and conditions of the Plan and, the Director’s acceptance of this Agreement. Under this Agreement, upon satisfying the conditions for exercising a SAR as set forth in paragraphs 5 and 6 below, Director shall receive a number of shares of Common Stock of the Company equal to the number of SAR shares that are being exercised under such SAR multiplied by the quotient of (a) the Final Value minus the Base Value, divided by (b) the Final Value.

4. Base Value and Final Value. Subject to Paragraph 12 hereof, the Base Value per share of the SAR Shares is <Base Value> and the Final Value is the Fair Market Value of a Share of Common Stock of the Company as of the date the SAR is exercised.

5. Waiting Period and Exercise Dates. The SAR Shares may not be exercised during the one-year period following the Grant Date (the “waiting period”). Following the waiting period, all or a portion of the SAR Shares may be exercised. To the extent that the SAR is not exercised by the Director when it becomes initially exercisable, the SAR shall not expire but shall be carried forward and shall be exercisable at any time thereafter; provided, however, that the SAR shall not be exercisable after the expiration of ten (10) years from the Grant Date or sooner as set forth in paragraph 9, if applicable. Exercise of the SAR shall not be dependent upon the prior or sequential exercise of any other SARs heretofore granted to Director by the Company. Except as provided in the Plan and Paragraph 9 below, the SAR may not be exercised at any time unless the Director shall then be a Director of the Company.

6. Method of Exercising SAR. In order to exercise the SAR, the person entitled to exercise the SAR must provide a signed written notice to the Company stating the number of SAR Shares with respect to which the SAR is being exercised. The SAR may be exercised by undertaking to furnish and execute such documents as the Company deems necessary (i) to evidence such exercise, and (ii) to determine whether registration is then required to comply with the Securities Act of 1933 or any other law. Upon satisfying the conditions for exercise, the Company shall, without transfer or issue tax to the person exercising the SAR, either cause delivery to such person of a share certificate or other evidence of the SAR Shares exercised or provide confirmation from the transfer agent for the Common Stock of the Company that said transfer agent is holding shares for the account of such person in a certificateless account. Pursuant to procedures, if any, that may be adopted by the Committee or its delegate, the exercise of the SAR may be by any other means that the Committee determines to be consistent with the Plan’s purpose and applicable law.

7. Rights as a Shareholder. The Director shall have no rights as a shareholder with respect to any SAR Shares covered by the SAR granted hereby until the date of issuance of a stock certificate or confirmation of the acquisition of such SAR Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of issuance.

8. Non-Assignability. The SAR shall not be assignable or transferable by the Director except by will or by the laws of descent and distribution. During the Director’s lifetime, the SAR may be exercised only by the Director or, in the event of incompetence, by the Director’s legally appointed guardian.

9. Effect of Termination of Status as Director. If the Director ceases to be a Director of the Company for any reason except death, the SAR will continue to be exercisable until the expiration of such SAR in accordance with its original term. In the event of the death of Director, the SAR shall be exercisable by the Director’s personal representative, heirs or legatees at any time prior to the expiration of one year from the date of the death of the Director, but in no event after the term for which the SAR was granted.

10. Consent. By executing this Agreement, Director consents to the collection and maintenance of Director’s personal information (such as Director’s name, home address, home telephone number and email address, social security number, assets and income information, birth date, date of commencement and termination as a Director, citizenship, marital status) by the Company and the Company’s service providers for the purposes of (i) administering the Plan (including ensuring that the conditions of transfer are satisfied from the Award Date through the Exercise Date), (ii) providing Director with services in connection with Director’s participation in the Plan, (iii) meeting legal and regulatory requirements and (iv) for any other purpose to which Director may consent. Director’s personal information is collected from the following sources:

a.	from this Agreement, investor questionnaires or other forms that Director submits to the Company or contracts that Director enters into with the Company;
b.	from Director’s transactions with the Company, the Company’s affiliates and service providers;
c.	from Director’s service records with the Company; and
d.	from meetings, telephone conversations and other communications with Director.

In addition, Director further consents to the Company disclosing Director’s personal information to the Company’s third party service providers and affiliates and other entities in connection with the services the Company provides related to Director’s participation in the Plan, including:

a.	financial service providers, such as broker-dealers, custodians, banks and others used to finance or facilitate transactions by, or operations of, the Plan;
b.	other service providers to the Plan, such as accounting, legal, or tax preparation services;
c.	regulatory authorities; and
d.	transfer agents, portfolio companies, brokerage firms and the like, in connection with distributions to Plan participants.

Director’s personal information is maintained on the Company’s networks and the networks of the Company’s service providers, which may be in the United States or other countries other than the country in which this Award was granted. Director may access Director’s personal information to verify its accuracy and update Director’s information by contacting the Senior Vice President, Compensation and Benefits. Director may obtain account transaction information online or by contacting the Plan record keeper as described in the Plan enrollment materials.

11. No Additional Rights. Benefits under this Plan are not guaranteed. The grant of Awards is a one-time benefit and does not create any contractual or other right or claim to any future grants of Awards under the Plan, nor does a grant of Awards guarantee future participation in the Plan.

12. Recapitalization or Reorganization. Certain events affecting the Common Stock of the Company and mergers, consolidations and reorganizations affecting the Company may affect the number or type of securities deliverable upon exercise of the SAR or limit the remaining term over which this SAR may be exercised.

13. General Restriction. In accordance with the terms of the Plan, the Company may limit or suspend the exercisability of the SAR or the purchase or issuance of SAR Shares thereunder under certain circumstances. Any delay caused thereby shall in no way affect the date of termination of the SAR.

14. Amendment of This Agreement. The Board of Directors may at any time amend, suspend or terminate the Plan; provided, however, that no amendment, suspension or termination of the Plan or the SAR shall adversely affect in any material way the SAR without the written consent of the Director.

15. Notices. Notices hereunder shall be in writing, and if to the Company, may be delivered personally to the Compensation Department or such other party as designated by the Company or mailed to its principal office at 10400 Fernwood Road, Bethesda, Maryland 20817, addressed to the attention of the SAR Administrator (Department 935.40), and if to the Director, may be delivered personally or mailed to the Director at his or her address on the records of the Company.

16. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in Paragraph 9 above and the provisions of the Plan, to the personal representatives, legatees and heirs of the Director.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Grant Date.

DIRECTOR

Director Name (Please Print)

By:

Executive Vice President, Human Resources Director Social Security Number (Please Print)

Director Signature

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